Exhibit 99.3

[Excerpt from the registrant's Registration Statement on Form S-1 (No. 333-253969).

Terms not defined herein are defined as set forth in the Registration Statement.]

MANAGEMENT

Executive Officers and Directors

The following persons are the members of our Board and our executive officers as of the date of this prospectus:

Name	Age	Title
Michael A. Farlekas	55	President & Chief Executive Officer
Peter R. Hantman	53	Chief Operating Officer & Executive Vice President, Global Business Units
Jarett J. Janik	52	Chief Financial Officer
Pawan Joshi	50	Executive Vice President, Product Management & Strategy
Laura L. Fese	57	Executive Vice President & General Counsel
Chinh E. Chu	54	Director
Eva F. Huston	50	Director
Stephen C. Daffron	65	Director
Ryan M. Hinkle	39	Director
Timothy I. Maudlin	70	Director

Michael A. Farlekas, 55, serves as our President and Chief Executive Officer, having served in this role at E2open since May 2015, and has served on our Board since February 2021. Mr. Farlekas also previously served as a member of the Board of Managers of E2open Holdings from October 2015 to February 2021. Prior to joining E2open, Mr. Farlekas served as Vice President and General Manager of Roadnet Technologies (now known as Omnitracs) from 2012 through 2014. Prior to that, Mr. Farlekas spent 11 years at RedPrairie (now known as Blue Yonder Software) in various roles including Senior Vice President and General Manager, Industrial Business Unit and Vice President, Industrial Sales. Previously, Mr. Farlekas held leadership roles at GATX Terminal Corp. (now Kinder Morgan) and, before that, CSX Transportation. Mr. Farlekas holds an MBA with a concentration in International Business from Jacksonville University and a B.S. in mechanical engineering from Fairleigh Dickinson University.

Mr. Farlekas’s qualifications to serve on our board of directors include: the industry perspective and experience that he brings as our Chief Executive Officer, a position he has held since 2015, the thorough knowledge of the supply chain logistics market, and the deep understanding of E2open that he brings to the strategical imperatives of our board of directors, tactical execution to support such strategic imperatives and overall policy-making discussions.

Peter R. Hantman, 53, serves as our Chief Operating Officer and Executive Vice President, Global Business Units, having served in this role at E2open since March 2018. Previously, Mr. Hantman served as Chief Financial Officer of E2open from March 2016 to February 2018, as Senior Vice President, Global Customer Solutions of E2open from January 2014 to February 2016, and as Vice President, General Manager of E2open from January 2010 to December 2014. Prior to joining E2open, Mr. Hantman served as Senior Vice President of Global Service Delivery at IQNavigator from July 2009 to December 2010. Prior to that, Mr. Hantman served as Chief Executive Officer of Bankers Title and Chief Operating Officer of Alpine Access, Inc. and has held senior financial and operational management positions for Ryder Truck Rental, Budget Truck Group and Harima USA. Mr. Hantman holds an MBA with honors from Harvard Business School and a B.S. in corporate finance from the University of Colorado, Boulder.

Jarett J. Janik, 52, serves as our Chief Financial Officer, having served in this role at E2open since April 2018. Prior to joining E2open, Mr. Janik served as Interim Chief Operating Officer and Interim Chief Financial Officer of One Network from October 2017 through March 2018. Prior to that, Mr. Janik served as the Chief Financial Officer of Forterro from May 2014 through June 2016 before taking a sabbatical from July 2016 through September 2017. Previously, Mr. Janik served as Chief Financial Officer of Allegro and held various executive and senior finance positions for Infor, Certegy and Netzee, Inc. Mr. Janik holds an MBA with a concentration in Finance from the University of Denver and a B.S. in business administration and tourism management from the University of Denver.

Pawan Joshi, 50, serves as our Executive Vice President, Product Management & Strategy, having served in this role at E2open since October 2015. Previously, Mr. Joshi served as Vice President, Strategy of E2open from June 2014 through September 2015, as Vice President, Product Management of E2open from March 2010 through May 2014, and as Director, Product and Customer Solutions of E2open from February 2003 through July 2010. Prior to joining E2open, Mr. Joshi served as a Product Manager of i2 Technologies. Mr. Janik holds a Ph.D in Industrial Engineering and a M.S. in Manufacturing Systems Engineering from the

University of Wisconsin-Madison and a B. Tech. in Manufacturing Science and Engineering from the Indian Institute of Technology, Delhi.

Laura L. Fese, 57, serves as our Executive Vice President and General Counsel, having served in this role at E2open since April 2017. Prior to joining E2open, Ms. Fese served as General Counsel of Iptor Supply Chain Systems from April 2013 to April 2017. Prior to that, Ms. Fese served as the Executive Vice President and Chief Legal Officer of RedPrairie (now known as Blue Yonder Software) from July 2008 to January 2013. Previously, Ms. Fese served as corporate counsel for Catalyst International and as an Assistant State’s Attorney for Cook County, Illinois. Ms. Fese holds a J.D. from the John Marshall Law School and a B.A. in political science from Illinois State University.

Chinh E. Chu, 54, has served on our Board since January 15, 2020 and served as our Chief Executive Officer prior to the Business Combination. Mr. Chu has over 25 years of investment and acquisition experience. In 2018, Mr. Chu founded Collier Creek (NYSE: CCH), a blank check company formed for substantially similar purposes as our company. Collier Creek sold 44,000,000 units in its initial public offering, generating aggregate proceeds of $440 million. In 2016, Mr. Chu co-founded CF Corporation for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. CF Corporation sold 69,000,000 units in its initial public offering, generating gross proceeds of $690 million. On November 30, 2017, CF Corporation consummated the acquisition of Fidelity & Guaranty Life, a provider of annuities and life insurance products, for approximately $1.835 billion plus the assumption of $405 million of existing debt, and related transactions. In connection with the FGL business combination, the name of the company was changed from “CF Corporation” to “FGL Holdings” (NYSE: FG). Mr. Chu serves as Co-Executive Chairman of FGL Holdings. Mr. Chu is also the Founder and the Senior Managing Partner of CC Capital, a private investment firm which he founded in November 2015. As Senior Managing Director of CC Capital, Mr. Chu led the effort to take Dun & Bradstreet private in a $7.2 billion deal that closed in February 2019. Before founding CC Capital, Mr. Chu worked at Blackstone from 1990 to December 2015, where Mr. Chu led numerous investments across multiple sectors, including technology, financial services, chemicals, specialty pharma and healthcare products, and packaging. Mr. Chu was a Senior Managing Director at Blackstone from 2000 until his departure in December 2015, where he served, at various points, as a member of Blackstone’s Executive Committee, the Co-Chair of Blackstone’s Private Equity Executive Committee and as a member of Blackstone Capital Partners’ Investment Committee. Before joining Blackstone in 1990, Mr. Chu worked at Salomon Brothers in the Mergers & Acquisitions Department. In addition to Mr. Chu’s role as Co-Executive Chairman of FGL Holdings, he has served on the boards of directors of NCR Corporation (NYSE: NCR) and Stearns Mortgage since 2015 and Dun & Bradstreet since 2019. Mr. Chu previously served on the boards of directors of AVINTIV from 2011 to 2012, BankUnited Inc. from 2009 to 2014, Kronos Incorporated from 2014 to 2015, Biomet, Inc. from July 2007 to September 2007 and from 2013 to 2015, Freescale Semiconductor, Ltd. from 2011 to 2015 and HealthMarkets, Inc. from 2006 to 2016. Mr. Chu also previously served on the boards of directors of Alliant Insurance Services, Inc., AlliedBarton Security Services, Celanese Corporation, DJO Global, Inc., Graham Packaging, the London International Financial Futures and Options Exchange, Nalco Company, Nycomed, Stiefel Laboratories and SunGard Data Systems, Inc. Mr. Chu received a B.S. in Finance from the University of Buffalo.

Mr. Chu’s qualifications to serve on our Board include: his substantial experience in mergers and acquisitions, corporate finance and strategic business planning; his track record at CC Capital and Blackstone and in advising and managing multi-national companies; and his experience serving as a director for various public and private companies.

Eva F. Huston, 50, has served on our Board since April 2020. Ms. Huston is currently the Chief Strategy Officer of Duck Creek Technologies (NASDAQ: DCT), a leading SaaS software company serving the P&C insurance industry, where she spearheads development and execution of corporate strategy, since August 2020. Previously, Ms. Huston was the Senior Vice President and Chief Financial Officer at Verisk Analytics (NASDAQ: VRSK), a data analytics and risk assessment firm. Prior to joining Verisk Analytics in 2009, Ms. Huston was a Managing Director in telecom, media and technology investment banking at JP Morgan Chase & Co. (“JP Morgan”) (NYSE: JPM), where she was responsible for the marketing and information services practice. Ms. Huston’s client base included companies providing data and analytics to a variety of industry verticals, such as consumer and media, financial services, insurance and automotive. At JP Morgan, Ms. Huston advised clients on equity and debt financing transactions, as well as significant sector acquisitions.

Ms. Huston’s qualifications to serve on our Board include: her substantial experience in financial, technology and business services sectors, investment banking, mergers and acquisitions, corporate finance and strategic business planning; and her track record at Verisk Analytics and JP Morgan and in advising and managing multi-national companies.

Dr. Stephen C. Daffron, 65, has served on our Board since February 2021. Dr. Daffron is currently the President of Dun & Bradstreet Holdings, Inc. (NYSE: DNB). Dr. Daffron is a Co-Founder and Industry Partner of Motive Partners, a private equity firm focused on technology-enabled companies that power the financial services industry founded in January 2016. Prior to joining Motive Partners, Dr. Daffron served as President and Chief Executive Officer of Interactive Data Holdings Corporation from September 2013 until its acquisition by Intercontinental Exchange, Inc. in January 2016. Prior to that, Dr. Daffron served as Global Head of Operations and Technology for Morgan Stanley & Co. LLC. Prior to that role, Dr. Daffron spent more than two decades on Wall Street holding senior leadership positions at Renaissance Technologies Corp., Citigroup Inc. and Goldman, Sachs & Co. Prior to his career in finance, Dr. Daffron served as an Associate Professor at the United States Military Academy at West Point, and in various command and staff positions in the U.S. Army around the world.

The Company believes Dr. Daffron’s significant executive leadership experience, including of publicly traded companies, and expertise with data and analytics as President of Dun & Bradstreet and former CEO of Interactive Data Corporation qualify him to serve as a Director of the Company.

Ryan M. Hinkle, 39, has served on our Board since February 2021. Mr. Hinkle previously served as a member of the Board of Managers of E2open Holdings from March 2015 to February 2021. Mr. Hinkle is a Managing Director of Insight Partners, a venture capital and private equity firm where he has worked since 2003. Mr. Hinkle currently serves on the board of Pluralsight, Inc., an online technology skills platform, as well as numerous private companies. Mr. Hinkle holds a Bachelor of Science in Engineering degree in electrical engineering from the University of Pennsylvania and a Bachelor of Science degree in finance from the University of Pennsylvania.

Mr. Hinkle’s qualifications to serve on our board of directors include: his experience in the private equity and venture capital industry analyzing and investing in technology companies, his extensive knowledge of the E2open business gained while serving on the E2open board of managers since March 2015, his perspective as a representative of E2open’s largest equity holder since 2015 and, following the Business Combination, one of our largest stockholders, and his experience serving as a director for various private and public technology companies.

Timothy I. Maudlin, 70, has served on our Board since February 2021. From January 1989 to December 2007, Mr. Maudlin served as the Managing General partner of Medical Innovation Partners, a venture capital firm. Mr. Maudlin also served as a Principal and the Chief Financial Officer of Venturi Group, LLC, an incubator and venture capital firm, from 1999 to October 2001. Mr. Maudlin currently serves on the boards of Pluralsight, Inc., an online technology skills platform, and Alteryx, Inc., an analytic process automation platform, as well as several private companies. Mr. Maudlin previously served on the boards of ExactTarget, Inc. from May 2008 to July 2013, MediaMind Technologies, Inc. from August 2008 to June 2011, Sucampo Pharmaceuticals, Inc. from

September 2006 to February 2013 and Web.com Group, Inc. from February 2002 to October 2018. Mr. Maudlin holds a Masters in Management degree with a concentration in Accounting, Finance, and Management from the Kellogg School of Management at Northwestern University and a Bachelor of Arts degree in economics from St. Olaf College, and is trained as a Certified Public Accountant (inactive).

Mr. Maudlin’s qualifications to serve on our board of directors include: his extensive financial and accounting experience, the insights he has gained from his experience in the venture capital industry, and his extensive experience serving as a director for numerous public and private technology companies.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Board Structure

Our Board currently comprises six members. Effective as of the Closing, the following people were appointed as directors of the Company:

Class I directors: Eva F. Huston and Stephen C. Daffron;

Class II directors: Ryan M. Hinkle and Timothy I. Maudlin; and

Class III directors: Chinh E. Chu and Michael A. Farlekas.

Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2022, 2023 and 2024, respectively. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board could have the effect of increasing the length of time necessary to change the composition of a majority of the Board.

Pursuant to the Investor Rights Agreement, the Insight Member has the right to nominate the IVP Directors to the Board and CC Capital, on behalf of the Sponsor, has the right to nominate the Sponsor Directors to the Board, in each case, for so long as such entity and their respective affiliates beneficially own certain specified percentages of the economic interests in the Company and E2open Holdings. The Chief Executive Officer of the Company is designated as the final member of the Board.

Director Independence

Under the rules of NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of NYSE.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of NYSE, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Board has undertaken a review of the independence of each director and considered whether each director of the Company has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Company determined that Chinh E. Chu, Eva F. Huston, Stephen C. Daffron, Ryan M. Hinkle and Timothy I. Maudlin are “independent directors” as defined under the listing requirements and rules of NYSE and the applicable rules of the Exchange Act.

Board Leadership Structure

The Company believes that the structure of the Board and its committees will provide strong overall management of the Company.

Committees of the Board

The Board will have an audit committee, compensation committee, and nominating and corporate governance committee. The composition and responsibilities of each of the committees of the Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Board.

Role of the Board in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including the risks described above under the heading “Risk Factors.” Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management of the Company. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the Board in overseeing the management of our risks is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a Board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

A copy of the Corporate Governance Guidelines is available on our investor relations website.

Committees of the Board of Directors

Audit Committee

Timothy I. Maudlin and Eva F. Huston serve as members of our Audit Committee. Under the NYSE listing standards and applicable SEC rules, all the directors on the Audit Committee must be independent; our Board has determined that each of Timothy I. Maudlin and Eva F. Huston are independent under the NYSE listing standards and applicable SEC rules. Timothy I. Maudlin serves as the Chairman of the Audit Committee. Each member of the Audit Committee is financially literate and our Board has determined that Timothy I. Maudlin and Eva F. Huston each qualify as an “audit committee financial expert” as defined in applicable SEC rules. The Company’s Audit Committee is responsible for, among other things:

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selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

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helping to ensure the independence and performance of the independent registered public accounting firm;

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discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;

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developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

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reviewing and overseeing the Company’s policies on risk assessment and risk management, including enterprise risk management;

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reviewing the adequacy and effectiveness of internal control policies and procedures and the Company’s disclosure controls and procedures; and

•
approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Board has adopted a written charter for the Audit Committee, which is available on the Company’s investor relations website at investors.e2open.com.

Compensation Committee

Chinh E. Chu, Ryan M. Hinkle and Eva F. Huston serve as members of our Compensation Committee. Under the NYSE listing standards, we are required to have a Compensation Committee composed entirely of independent directors; our Board has determined that each of Chinh E. Chu, Ryan M. Hinkle and Eva F. Huston are independent. Chinh E. Chu serves as Chairman of the Compensation Committee. The Company’s Compensation Committee is responsible for, among other things:

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reviewing, approving and determining the compensation of the Company’s officers and key employees;

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reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Board or any committee thereof;

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administering the Company’s equity compensation plans;

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reviewing, approving and making recommendations to the Board regarding incentive compensation and equity compensation plans; and

•
establishing and reviewing general policies relating to compensation and benefits of the Company’s employees.

The Board has adopted a written charter for the Compensation Committee, which is available on the Company’s investor relations website at investors.e2open.com.

Nominating and Corporate Governance Committee

Stephen C. Daffron, Ryan M. Hinkle and Timothy I. Maudlin serve as members of our Nominating and Corporate Governance Committee. Under the NYSE listing standards, we are required to have a nominating and corporate governance committee composed entirely of independent directors; our Board has determined that each of Stephen C. Daffron, Ryan M. Hinkle and Timothy I. Maudlin are independent. Stephen C. Daffron serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things:

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identifying, evaluating and selecting, or making recommendations to the Board regarding, nominees for election to the Board and its committees;

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evaluating the performance of the Board and of individual directors;

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considering, and making recommendations to the Board regarding the composition of the Board and its committees;

•
reviewing developments in corporate governance practices;

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evaluating the adequacy of the corporate governance practices and reporting;

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reviewing related person transactions; and

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developing, and making recommendations to the Board regarding, corporate governance guidelines and matters.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on the Company’s investor relations website at investors.e2open.com.

Corporate Governance Guidelines and Code of Business Conduct

The Board adopted Corporate Governance Guidelines which address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable. In addition, the Board adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are posted on Company’s investor relations website at investors.e2open.com.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year has not served, as a member of the Board or compensation committee of any entity that has one or more officers serving on our Board. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.

Compensation of Directors

For information on director compensation, see the section titled “Executive Compensation — Director Compensation.”

EXECUTIVE COMPENSATION

The following sets forth information about the compensation paid to or accrued by our principal executive officer and our two other most highly compensated persons serving as executive officers as of February 28, 2021 for services rendered for the fiscal year ended February 29, 2020 (“fiscal 2020”) and fiscal year ended February 28, 2021 (“fiscal 2021”). As an emerging growth company, E2open has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers. These three officers are referred to herein as E2open’s “named executive officers.”

The compensation reported in the summary compensation table below is not indicative of how E2open will compensate its named executive officers in the future. The Board and Compensation Committee of E2open recently reviewed, evaluated, and modified its compensation framework as a publicly traded company.

E2open’s compensation program following the closing, which occurred on February 4, 2021, will vary from its historical practices, as described below under “— Key Compensation Actions for Fiscal Year 2022.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($) (1)	Options Awards ($) (2)	Non Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Michael A. Farlekas	2021	421,714	7,239,303	—	8,400	7,669,417
President & Chief Executive Officer	2020	398,713	—	380,000	8,250	786,963
Jarett J. Janik	2021	300,000	1,326,949	—	8,400	1,635,349
Chief Financial Officer	2020	290,000	825,000	240,000	5,632	1,360,632
Peter R. Hantman	2021	350,000	1,995,018	—	8,400	2,353,418
Chief Operating Officer & EVP, Global Business Units	2020	332,000	—	325,000	8,250	665,250

(1)
Effective September 1, 2019, each of Messrs. Farlekas’, Janik’s and Hantman’s base salary was increased from $334,000, $280,000, and $314,000, respectively, to $380,000, $300,000, and $350,000, respectively. In fiscal 2020, Mr. Farlekas’ base salary included an incremental payment of $41,713 to account for his increased expenses for frequent travel on behalf of the company. E2open pays Mr. Farlekas this additional amount in regular installments in accordance with E2open’s regular payroll practices and does not require that it be used towards any specific expense, or that Mr. Farlekas provide any documentation as to how the proceeds are used. In fiscal 2021, this amount was $41,714.

(2)
The amounts reported in this column for fiscal year ended February 28, 2021 represent the equity-based compensation expense computed in accordance with FASB ASC 718 as a result of the accelerated vesting and modification to the Class B Units granted to each of our named executive officers prior to the occurrence of the Business Combination. For accounting purposes, the Class B Units were modified because the vesting of certain awards that would not have otherwise vested was accelerated upon closing of the Business Combination. The amounts reflect the equity-based compensation expense for these grants and do not represent the actual economic value that may be realized by each named executive officer. There can be no assurance that these amounts will ever be realized. In connection with the Business Combination, the Class B Units were exchanged in part for cash and in part for equity consideration comprised of common units of E2open Holdings, together with a corresponding number of shares of Class V Common Stock of the Company, Series 1 RCUs of E2open Holdings and Series 2 RCUs of E2open Holdings based on the equity consideration valuation at the closing of the Business Combination. Of the amounts reported in this column in respect of each named executive officer’s unvested awards that were accelerated, for each of Messrs. Farlekas, Janik and Hantman, $3,493,365, $641,457 and $963,115 was delivered in cash, respectively, and the remainder was delivered in equity.

(3)
The amounts reported as earned in this column represent the bonuses earned by each named executive officer pursuant to the Executive Bonus Plan. For fiscal 2020, these amounts were paid in May 2020. The amounts required to be reported with respect to fiscal 2021 are not calculable at this time. We anticipate such bonus amounts to be determined on or about by April 15, 2021. For additional information, please see “— Executive Bonus Plan” below.

(4)
The amounts listed in the “All Other Compensation” column represent matching contributions paid on behalf of each named executive officer under our 401(k) plan.

Narrative to Summary Compensation Table

Executive Employment Agreements

Certain of the compensation paid to E2open’s named executive officers reflected in the summary compensation table was provided pursuant to employment agreements, which are summarized below. Except as described below under “— Severance Benefits,” each of the named executive officers is employed on an at-will basis. The agreements that covered employment in fiscal 2021 were superseded by new employment letter agreements discussed in more detail below under “— Key Compensation Actions for Fiscal Year 2022.”

Each of Messrs. Farlekas, Janik, and Hantman were a party to an employment agreement memorializing the terms of the executive’s employment with E2open. Effective September 1, 2019, each of Messrs. Farlekas’, Janik’s and Hantman’s base salary was set at $380,000, $300,000, and $350,000, respectively. Mr. Farlekas also received an annual payment, totaling $41,714 in fiscal 2021, to account for his expenses for frequent travel on behalf of the company. E2open pays Mr. Farlekas this additional payment in regular installments in accordance with E2open’s regular payroll practices and does not require that it be used towards any specific expense, or that Mr. Farlekas provide any documentation as to how the proceeds are used. In addition, each of Messrs. Farlekas, Janik and Hantman were eligible to earn a target annual bonus of $380,000, $240,000, and $325,000, respectively, subject to the executive’s continued employment through the applicable payment date. Each executive was also a party to E2open’s standard Proprietary Information Agreement, which subjected him to an indefinite confidentiality provision, an inventions assignment provision, and a

12-month post-termination non-solicit of E2open’s employees and, for Messrs. Farlekas and Janik, customers. Mr. Farlekas was also subject to a nine-month post-termination non-compete.

Executive Bonus Plan

Bonuses payable to E2open’s named executive officers in respect of service during fiscal 2020 were paid in May 2020 and determined based on the achievement of the following performance criteria: company recurring revenue, gross margin percentage, EBITDA and individual performance objectives, each, as established by the Board of Managers of E2open Holdings and given a weighting of 45%, 10%, 25% and 20%, respectively. For fiscal 2020, based on the actual level of achievement of our operating and personal performance objectives, the bonus for each executive was funded at 100%, resulting in a payout to each of Messrs. Farlekas, Janik and Hantman of $380,000, $240,000, and $325,000, respectively.

Bonuses payable to E2open’s named executive officers in respect of service during fiscal 2021 are expected to be paid in May 2021 and will be determined based on the achievement of the following performance criteria: total company revenue which includes both subscription and professional services revenue, net annual recurring Revenue, gross margin percentage, EBITDA and individual performance objectives, each, as established by the Board of Managers of E2open Holdings and given a weighting of 25%, 40%, 25% and 10%, respectively. Actual payout of such bonus is not calculable at this time and will be included on a Form 8-K within four business days of its final determination upon the completion of E2open’s review of E2open’s financial performance for fiscal year 2021.

Class B Units

Prior to the Business Combination, E2open Holdings had a unit-based compensation program that authorized, at the discretion of the Board of Managers of E2open or a committee thereof, the issuance of non-vested restricted Class B Units. In connection with the Business Combination, all Class B Units were exchanged in part for cash and in part for equity consideration comprised of common units of E2open Holdings, together with a corresponding number of shares of Class V Common Stock of E2open Parent, Series 1 RCUs of E2open Holdings and Series 2 RCUs of E2open Holdings based on the equity consideration valuation at the closing of the Business Combination. All time and performance based vesting conditions in respect of the Class B Units were deemed to have been satisfied as of the closing of the Business Combination.

Health and Welfare Plans

E2open’s named executive officers are eligible to participate in its employee benefit plans, including its medical, dental, vision, life, disability, health and dependent care flexible spending accounts, health savings account and accidental death and dismemberment benefit plans, in each case on the same basis as all of its other employees.

Retirement Plan

E2open sponsors a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code, for the benefit of its employees, including the named executive officers. No minimum benefit is provided under the plan. An employee is 100% vested in his or her pre-tax deferrals when contributed. E2open will match 50% of the first 6% of compensation contributed to the 401(k) plan during each calendar year. E2open’s matching contribution is made in February of the year following the year to which the match relates, and each participant is immediately vested in the matching contribution. Participants must be employed with E2open on December 31st of the applicable plan year to receive the matching contribution.

Severance Benefits

Other than as set forth below, E2open did not offer or have in place for its named executive officers any severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control as of February 28, 2021.

Michael A. Farlekas. Pursuant to Mr. Farlekas’ employment agreement, if Mr. Farlekas’ employment was terminated by E2open (other than for cause (as defined in his employment agreement), or as a result of his death or permanent disability), subject to Mr. Farlekas’ execution and non-revocation of a general release of claims in favor of E2open and its affiliates, Mr. Farlekas was entitled to (i) continued payment of his base salary for nine months and (ii) an additional monthly amount equal to $1,900 for healthcare expenses for six months following the date of such termination, provided that the healthcare stipend will cease earlier if Mr. Farlekas becomes eligible to receive healthcare coverage from a subsequent employer.

Jarett J. Janik. Pursuant to Mr. Janik’s employment agreement, if Mr. Janik’s employment was terminated by E2open (other than for cause (as defined in his employment agreement) or because of his death or permanent disability), subject to Mr. Janik’s execution and non-revocation of a general release of claims in favor of E2open and its affiliates, Mr. Janik was entitled to continued payment of his base salary for six months following such date of termination.

Peter R. Hantman. Pursuant to Mr. Hantman’s employment agreement, if Mr. Hantman’s employment is terminated by E2open (other than for cause (as defined in his employment agreement) or as a result of his death or permanent disability), subject to Mr. Hantman’s execution and non-revocation of a general release of claims in favor of E2open and its affiliates, Mr. Hantman was entitled to the sum of (a) 50% of his then-current base salary and (b) 50% of his target annual bonus for the fiscal year in which the termination occurs, paid in equal installments over six months following such date of termination.

In connection with the Business Combination, these severance benefits were terminated and replaced by the E2open Parent Holdings, Inc. Executive Severance Plan — see “— Key Compensation Actions for Fiscal Year 2022.”

Outstanding Equity Awards at Fiscal Year-End

The named executive officers did not have any outstanding equity awards as of February 28, 2021.

Director Compensation

The following table provides information concerning the compensation of each member of the Board of Directors of E2open Parent Holdings, Inc. for fiscal 2021.

	All other Compensation ($) (1)	Total ($)
Timothy I. Maudlin	$75,000	$75,000

(1)
Represents the grant date fair value of 6,830 shares of common stock granted to Mr. Maudlin on February 4, 2021, which were awarded pursuant to a Consulting Agreement. See “— Narrative to Director Compensation Table” below.

Narrative to Director Compensation Table

Maudlin Consulting Agreement

On September 17, 2020, Timothy I. Maudlin entered into a Consulting Agreement with E2open, LLC and its parent E2open Holdings, LLC (formerly known as Eagle Parent Holdings, LLC) whereby Mr. Maudlin would provide consulting services on behalf of E2open Holdings, LLC in connection with its negotiation with the various CC Neuberger entities regarding the transaction that ultimately culminated in the Business Combination. In consideration for the consulting services and upon the successful completion of the Business Combination, Mr. Maudlin was entitled to a grant of fully vested common stock in the ultimate parent with a grant date fair value of $75,000. Such grant was made on February 4, 2021 based on a closing stock price of $10.98 resulting in the issuance of 6,830 shares of fully vested Class A Common Stock.

Key Compensation Actions for Fiscal Year 2022

As part of its review of E2open’s compensation framework as a publicly traded company following the Business Combination, the Compensation Committee met on February 24, 2021 to review the compensation of the named executive officers and directors of the Company for fiscal year 2022 which commences March 1, 2021. The below material compensation decisions were recommended to the Board of Directors and ultimately approved for fiscal year 2022.

Employment Terms and Letter Agreements

The Board of Directors approved the entry into employment letter agreements with the named executive officers that set forth the terms of continued employment with the Company. The form of letter agreement is the same for each executive and provides for the provision of base salary, an annual cash incentive opportunity and a long-term equity opportunity. The agreement also provides for participation in the various health, insurance, retirement, paid time off and other benefits provided to other officers of the Company in accordance with the Company’s benefit plans, programs and policies in effect from time to time. Except as provided for in the Executive Severance Plan that each executive is eligible to participate in, the named executive officers are employed on an at-will basis.

Michael A. Farlekas, President and Chief Executive Officer

•
Base salary — $500,000

•
Executive Annual Incentive Plan — Target bonus set at $750,000

•
2021 Omnibus Incentive Plan — Initial equity grant with an aggregate grant date fair value equal to $4,500,000, with 33% awarded in the form of stock options subject to performance and service based vesting criteria and the remaining grant awarded in the form of restricted stock units, 50% of which will be subject to performance and service based vesting criteria and 50% of which will be subject solely to service based vesting criteria. All grants will be subject to the terms and conditions of the Incentive Plan and the forms of award agreement previously filed. Mr. Farlekas will be eligible for long-term incentive grants each fiscal year beginning with fiscal year 2023, with the target value of such grants expected to be not less than $4,500,000.

Jarett J. Janik, Chief Financial Officer

•
Base salary — $350,000

•
Executive Annual Incentive Plan — Target bonus set at $400,000

•
2021 Omnibus Incentive Plan — Initial equity grant with an aggregate grant date fair value equal to $2,000,000, with 33% awarded in the form of stock options subject to performance and service based vesting criteria and the remaining grant awarded in the form of restricted stock units, 50% of which will be subject to performance and service based vesting criteria and 50% of which will be subject solely to service based vesting criteria. All grants will be subject to the terms and conditions of the Incentive Plan and the forms of award agreement previously filed. Mr. Janik will be eligible for long-term incentive grants each fiscal year beginning with fiscal year 2023, with the target value of such grants expected to be not less than $2,000,000.

Peter R. Hantman, Chief Operating Officer

•
Base salary — $375,000

•
Executive Annual Incentive Plan — Target bonus set at $500,000

•
2021 Omnibus Incentive Plan — Initial equity grant with an aggregate grant date fair value equal to $2,000,000, with 33% awarded in the form of stock options subject to performance and service based vesting criteria and the remaining grant awarded in the form of restricted stock units, 50% of which will be subject to performance and service based vesting criteria and 50% of which will be subject solely to service based vesting criteria. All grants will be subject to the terms and conditions of the Incentive Plan and the forms of award agreement previously filed. Mr. Hantman will be eligible for long-term incentive grants each fiscal year beginning with fiscal year 2023, with the target value of such grants expected to be not less than $2,000,000.

Executive Annual Incentive Program

The Board approved the adoption of an Executive Annual Incentive Program, which provides for a cash bonus to our executive team, including our named executive officers, upon achievement of specific performance milestones. The objective of the Executive Annual Incentive Program is to reward achievement of annual financial performance goals, and to establish appropriate company performance expectations to ensure executives are accountable for the Company’s continued growth and financial performance.

Performance measures and goals for determining named executive officers’ fiscal year 2022 annual incentive awards are based on the Company’s achievement of financial performance goals, including organic revenue growth, net bookings, and adjusted EBITDA. For each performance measure, 100% of the bonus opportunity will be paid with respect to such metric if target performance is achieved. Payout begins at 25% of target for both net bookings and adjusted EBITDA while payout begins at 50% of target for organic revenue growth. All payouts max out at 200% of target. No bonus will be allocated to a performance measure if minimum threshold results are not achieved.

The Executive Annual Incentive Program will be administered by the Compensation Committee.

Equity Incentive Plan

At the extraordinary general meeting held on February 2, 2021, CCNB1 shareholders considered and approved the Incentive Plan and reserved 15,000,000 shares of Class A Common Stock for issuance. The Incentive Plan was approved by the Board of Directors of the Company, and became effective, on February 4, 2021. The purposes of the Incentive Plan are to enable E2open to attract and retain the types of employees and independent directors who will contribute to long-range success, provide incentives to align the interests of employees and independent directors with those of stockholders, and promote the success of the business. These incentives are provided through the grant of stock options, restricted stock, restricted stock units, performance share awards, cash awards and other equity-based awards. For a full description of the Incentive Plan, see the Proxy Statement/Prospectus in the section titled “Shareholder Proposal 3: The Equity Incentive Plan Proposal” filed on January 12, 2021.

Executive Severance Plan

On February 4, 2021, the Company adopted an Executive Severance Plan for the benefit of the Company’s Chief Executive Officer and each of his direct reports. Pursuant to the severance plan, upon a qualifying termination of employment (which includes a termination of employment by the Company without “cause” or following a resignation for “good reason” (each, as defined in the plan)), subject to the execution of a release of claims against the Company and its affiliates, the participant would be eligible to receive severance equal to (i) a lump sum payment equal to one-times the participant’s base salary and target bonus opportunity, (ii) a pro-rata bonus for the year in which the termination occurs, determined based on actual performance following the end of the applicable performance period and paid at such time as all other bonus participants, and (iii) reimbursement for a portion of the participant’s COBRA continuation coverage premiums for a period of up to 18 months. If the qualifying termination occurs following a change in control of the Company, the severance payments will be equal to (i) a lump sum payment equal to two-times the participant’s base salary and target bonus opportunity, (ii) a pro-rata bonus for the year in which the termination occurs, determined based on actual performance following the end of the applicable performance period and paid at such time as all other bonus participants, and (iii) reimbursement for a portion of the participant’s COBRA continuation coverage premiums for a period of up to 18 months. Payment of the severance benefits is generally subject to the participant’s agreement to be subject to a covenant not to compete with the Company or solicit its employees and customers for a period of 12 months following a termination of employment.

Director Compensation

The Company adopted a new board of directors’ compensation program which is designed to provide competitive compensation necessary to attract and retain quality non-employee directors and to encourage ownership of Class A Common Stock to further align their interests with those of our stockholders. The new program, effective March 1, 2021, offers the following compensation for non-employee directors:

•
An annual cash retainer of $75,000;

•
An annual cash retainer of $100,000 for the chair of the board of directors, $20,000 for the chair of the audit committee, $15,000 for the chair of the compensation committee and $10,000 for the chair of the nominating & governance committee; and

•
An equity retainer with a value of $175,000, payable in the form of restricted stock units that vest on the one-year anniversary of the date of grant. For fiscal year 2022, the grant was fixed as of March 1st at a stock price of $9.77, resulting in 17,912 restricted stock units. The actual grant will occur as soon as the Company’s Form S-8 is filed in April, with the one-year vesting requirement commencing at such time

All cash retainers will be payable quarterly in arrears.

Certain Relationships and Related Party Transactions

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, including employment, termination of employment and change in control arrangements, which are described where required under “Executive Compensation”. We believe the terms of the transactions described below were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

CCNB1 Related Party Transactions

Related Party Loans

On January 16, 2020, the Sponsor agreed to loan CCNB1 up to $300,000 to be used for the payment of costs related to the IPO pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of the IPO. CCNB1 borrowed approximately $125,000 under the Note. On May 29, 2020, CCNB1 repaid the Note to the Sponsor in full.

In addition, in order to finance transaction costs in connection with a Business Combination, CCNB1 had certain arrangements with the Sponsor, its affiliates and certain of its officers and directors pursuant to which such affiliates may have, but were not obligated to, loan CCNB1 funds for working capital and similar operational purposes (“Working Capital Loans”). Upon completion of the Business Combination, CCNB1 would have been required to repay the Working Capital Loans out of the proceeds of the Trust Account released to it. CCNB1 did not have any borrowings under the Working Capital Loans and no such amounts were repaid to the Sponsor or any other affiliate of CCNB1.

Forward Purchase Agreement and Forward Purchase Agreement Side Letter

In connection with the IPO, CCNB1 entered into the Forward Purchase Agreement with NBOKS, a member of the Sponsor, which provided for the purchase of up to the amount of the Forward Purchase Securities, for the Maximum Forward Purchase Amount, in a private placement to close concurrently with the closing of the initial business combination (which was the Business Combination). In connection with the Business Combination Agreement, NBOKS and CCNB1 entered into the FPA Side Letter, whereby NBOKS confirmed the allocation to CCNB1 of the Maximum Forward Purchase Amount and that it would subscribe for the Forward Purchase Securities in connection with the Business Combination. The Forward Purchase Securities were issued in connection with the Closing. The proceeds from the sale of Forward Purchase Securities formed part of the consideration payable under the Business Combination Agreement.

Backstop Agreement

Concurrently with the execution of the Business Combination Agreement, CCNB1 entered into the Backstop Agreement with NBOKS, pursuant to which NBOKS agreed to, subject to the availability of capital it has committed to all special purpose acquisition companies sponsored by CC Capital and NBOKS on a first come first serve basis, allocate up to an aggregate of $300,000,000 to subscribe for shares of Class A Common Stock at $10.00 per share in connection with the Business Combination, which subscription amount would not exceed the number of shares of CCNB1 subject to redemption. Under the Backstop Agreement, CCNB1 and NBOKS made customary representations and warranties for transactions of this type regarding themselves, which terminated upon the Closing of the Business Combination. No portion of the Backstop was funded in connection with the Closing of the Business Combination.

Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, CCNB1 entered into a Subscription Agreement with CC Capital, an entity in which Chinh E. Chu, Director of CCNB1 has a controlling interest, pursuant to which CC Capital received 2,450,000 shares of Class A Common Stock at the Closing. In addition, concurrently with the execution of the Business Combination Agreement, CCNB1 entered into Subscription Agreements with NBOKS and NBOKS CoInvest Fund I LP, entities that Charles Kantor, Director of CCNB1 is the portfolio manager of, pursuant to which NBOKS and NBOKS Co-Invest Fund I, LP collectively received 2,400,000 shares of Class A Common Stock at the Closing.

In connection with the Business Combination, we entered into the Third Amended and Restated Limited Liability Company Agreement, the Tax Receivable Agreement, the Investor Rights Agreement and the Sponsor Side Letter Agreement, each of which is described in more detail under “The Business Combination — Related Agreements.”

E2open Related Party Transactions

Put Premium

On July 2, 2019, in connection with the Amber Road acquisition, E2open Holdings paid $5.3 million and $3.0 million to funds affiliated with Insight Partners and another private equity investor in E2open Holdings, respectively. These amounts were paid as a premium in exchange for a right granted by each investor to E2open Holdings to put and sell to such investor equity securities of E2open Holdings with a value equal to the aggregate amount paid by such investor pursuant to a commitment to provide equity financing to E2open, LLC for the Amber Road acquisition. This put right was not exercised by E2open Holdings.

SVB Credit Facility

On July 2, 2019, E2open Holdings incurred $36.6 million in term loans guaranteed by funds affiliated with Insight Partners pursuant to a joinder to such funds’ credit facility with Silicon Valley Bank. This indebtedness was repaid in full upon the consummation of the Business Combination.

Maudlin Consulting Agreement

On September 17, 2020, E2open entered into a consulting agreement with Timothy I. Maudlin (the “Maudlin Consulting Agreement”), pursuant to which, upon the successful completion of the Business Combination, Mr. Maudlin was entitled to an equity grant by the Company with a grant date fair value of $75,000, which is described in more detail in “Executive Compensation — Director Compensation.” If the Business Combination was not consummated, E2open would have, in lieu of the equity grant, made a one-time cash payment of $40,000 to Mr. Maudlin. Pursuant to the Maudlin Consulting Agreement, Mr. Maudlin was also given an opportunity to make an equity investment of $1,500,000 in E2open Holdings, which investment was consummated in exchange for Class A Units of E2open on October 10, 2020. Such grant was made on February 4, 2021 based on a closing stock price of $10.98 resulting in the issuance of 6,830 shares of fully vested Class A Common Stock. For additional information, see “Executive Compensation—Director Compensation.”

Stock Option Grants to Directors and Executive Officers; Transaction Bonuses

We have granted stock awards to certain of our directors and expect to grant stock options or stock awards to certain of our named executive officers. For more information regarding the stock options and stock awards granted to our directors and named executive officers, see the section titled “Executive Compensation.”

Limitation of Liability and Indemnification of Directors and Officers

Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. For more information regarding the limitations of liability and indemnification see the section titled “Description of Securities.”

Related-Party Transaction Policy

We have adopted a formal written policy that applies to our executive officers, directors, nominees for directors, holders of more than five percent of any class of our voting securities and any member of the immediate family of, and any entity affiliated with, any of the foregoing persons. Such persons will not be permitted to enter into a related-party transaction with us without the prior consent of our audit committee, subject to exceptions for certain pre-approved related party transactions. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of their immediate family members or affiliates in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related-party’s interest in the transaction.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of March 17, 2021 by:

•
each person who is the beneficial owner of more than 5% of the outstanding shares of our common stock;

•
each of our named executive officers and directors; and

•
all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

The beneficial ownership of shares of the Company’s common stock is based on the following: (i) an aggregate of 187,051,142 shares of Class A Common Stock issued and outstanding and (ii) 35,636,680 shares of Class V Common Stock issued and outstanding; provided that, the information below excludes (a) the shares of Class A Common Stock reserved for future awards under the EIP, (b) 13,799,972 shares of Class A Common Stock subject to outstanding Public Warrants of the Company, (c) non-voting shares of Series B-1 Common Stock and Series B-2 Common Stock issued upon completion of the Business Combination and (d) the 4,363,320 shares of Class V Common Stock held by the Company in treasury.

Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares of voting stock beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is 9600 Great Hills Trail #300E, Austin, Texas 78759.

	Beneficial Ownership Table
	Class A Stock		Class V Stock		% of Total
Name and Address of Beneficial Owner (1)	Number of Shares	%	Number of Shares	%	Voting Power
CC Neuberger Principal I Sponsor LLC (1)	23,046,286	12.3%	—	—	10.3%
NBOKS (2)	37,923,143	20.3%	—	—	17.0%
INSIGHT Partners (3)	18,114,619	9.7%	26,566,466	74.5%	20.1%
Elliott Investment Management L.P. (4)	25,171,131	13.5%	—	—	11.3%
Luxor Capital Partners, LP (5)	11,300,000	6.0%	—	—	5.1%
The WindAcre Partnership Master Fund LP (6)	16,250,000	8.7%	—	—	7.3%
Michael A. Farlekas	—	—	1,223,957	3.4%	*
Peter R. Hantman	—	—	472,994	1.3%	*
Jarett J. Janik	—	—	178,318	*	*
Chinh E. Chu (7)	12,473,143	6.7%	—	—	5.6%
Stephen C. Daffron	—	—	—	—	—
Eva F. Huston	41,857	*	—	—	*
Ryan M. Hinkle	—	—	—	—	—
Timothy I. Maudlin	6,830	*	54,134	*	*
All directors and named executive officers as a group (eight individuals)	2,533,714	1.4%	2,029,403	5.7%	2.0%

* Less than 1%.

(1)
Consists of 12,766,286 shares of Class A Common Stock and 10,280,000 Warrants exercisable for shares of Class A Common Stock. The Sponsor has a board of two managers, CC NB Sponsor I Holdings LLC (“CC”), which is controlled by Chinh E. Chu, and NBOKS, for which Neuberger Berman Investment Advisers LLC, an indirect subsidiary of Neuberger Berman Group LLC, serves as investment adviser, and, in such capacity, exercises voting or investment power over the shares held directly by NBOKS for which Charles Kantor is a portfolio manager. The securities owned by the Sponsor are beneficially owned, in equal parts, by NBOKS and by CC; each of CC and NBOKS disclaim beneficial ownership of the securities owned by the Sponsor except to the extent of their respective pecuniary interest therein. The business address of the Sponsor is 200 Park Avenue, 58th Floor, New York, New York 10166.

(2)
Consists of 870,000 shares of Class A Common Stock owned by NBOKS Co-Invest Fund I LP (“NBOKS Co-Invest”), and (i) 530,000 Shares of Class A Common Stock and 5,000,000 Warrants exercisable for shares of Class A Common Stock owned of record by NBOKS and (ii) 6,383,143 shares of Class A Common Stock 5,140,000 Warrants exercisable for shares of Class A Common Stock owned on record by the Sponsor over which NBOKS is a co-control person. Neuberger Berman Investment Advisers LLC, an indirect subsidiary of Neuberger Berman Group LLC, serves as investment adviser to each of NBOKS and NBOKS Co-Invest and, in such capacity, exercises voting or investment power over the shares held directly and controlled by NBOKS, for which Charles Kantor is a portfolio manager, and NBOKS Co-Invest. Does not include any securities indirectly owned by this individual as a result of his or her interest in the sponsor or its affiliates.

(3)
Consists of 7,524,415 shares of Class A Common Stock owned by Insight Venture Partners (Cayman) IX, L.P., 1,604,446 shares of Class A Common Stock owned by Insight Venture (Delaware) IX, L.P., 4,681,293 shares of Class A Common Stock owned by Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., 4,304,465 shares of Class A Common Stock owned by Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P. and 26,566,466 shares of Class V Common Stock owned by Insight E2open Aggregator, LLC (collectively, the “Insight Shareholders”). Insight E2open Aggregator, LLC is managed by Insight Venture Partners IX, L.P. The general partner of each of Insight Venture Partners IX, L.P., Insight Venture Partners (Cayman) IX, L.P. and Insight Venture Partners (Delaware) IX, L.P. is Insight Venture Associates IX, L.P., and the general partner of Insight Venture Associates IX, L.P. is Insight Venture Associates IX, Ltd. The general partner of each of Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P. and Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P. is Insight Venture Associates Growth-Buyout Coinvestment, L.P., and the general partner of Insight

Venture Associates Growth-Buyout Coinvestment, L.P. is Insight Venture Associates Growth-Buyout Coinvestment, Ltd. The sole shareholder of each of Insight Venture Associates IX, Ltd. and Insight Venture Associates Growth-Buyout Coinvestment, Ltd. is Insight Holdings Group, LLC (“Insight Holdings”). Each of Jeffrey Horing, Deven Parekh, Peter Sobiloff, Jeffrey Lieberman and Michael Triplett is a member of the board of managers of Insight Holdings and may be deemed to hold voting and dispositive power over the shares held of record by the Insight Shareholders. Each of the members of the board of managers of Insight Holdings disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interest therein, and the foregoing is not an admission that any of Insight Venture Partners IX, L.P., Insight Venture Associates IX, L.P., Insight Venture Associates IX, Ltd., Insight Venture Associates Growth-Buyout Coinvestment, L.P., Insight Venture Associates Growth-Buyout Coinvestment, Ltd. or Insight Holdings is the beneficial owner of any shares held by the Insight Shareholders. The principal business address of each of the Insight Shareholders is 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.

(4)
Consists of: (i) 7,551,339 shares of Class A Common Stock to be beneficially held by Helios Associates, LLC (“Helios”) and (ii) 17,619,793 shares of Class A Common Stock to be beneficially held by Sesame Investments, LP (“Sesame”). Helios is a wholly-owned subsidiary of Elliott Associates, L.P. (“Elliott”) and Sesame is a wholly-owned subsidiary of Elliott International, L.P. (“Elliott International”). Elliott Advisors GP LLC, which is controlled by Paul E. Singer (“Singer”), Elliott Capital Advisors, L.P., which is controlled by Singer, and Elliott Special GP LLC, which is controlled by Singer, are the general partners of Elliott. Hambledon, Inc., which is also controlled by Singer, is the sole general partner of Elliott International. Elliott Investment Management L.P. (“EIM”) is the investment manager of Elliott and Elliott International. EIM, as the investment manager of Elliott and Elliott International may be deemed to beneficially own the shares of Class A Common Stock beneficially held by Helios and Sesame. EIM expressly disclaims equitable ownership of and pecuniary interest in any shares of Class A Common Stock. The principal business address of each of Helios, Sesame, Elliott, Elliott International and EIM is c/o Elliott Investment Management L.P., Phillips Point, East Tower, 777 South Flagler Drive, Suite 1000, West Palm Beach, Florida 33401.

(5)
Consists of 2,596,000 shares of Class A Common Stock owned by Luxor Capital Partners, LP (the “Onshore Fund”), 1,792,000 shares of Class A Common Stock owned by Luxor Capital Partners Offshore Master Fund, LP (the “Offshore Master Fund”), 5,553,000 shares of Class A Common Stock owned by Lugard Road Capital Master Fund, LP (the “Lugard Master Fund”) and 1,359,000 shares of Class A Common Stock owned by Luxor Wavefront, LP (the “Wavefront Fund”). The principal business address of each of the Onshore Fund and the Wavefront Fund is 1114 Avenue of the Americas, 28th Floor, New York, New York 10036. The principal business address of each of the Offshore Master Fund and the Lugard Master Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1- 1104, Cayman Islands.

(6)
Consists of shares of Class A Common Stock purchased by The WindAcre Partnership Master Fund LP, an exempted limited partnership established in the Cayman Islands (“Master Fund”) in the PIPE Investment. The WindAcre Partnership LLC, a Delaware limited liability company, (“WindAcre”) serves as the investment manager of the Master Fund. Snehal Rajnikant Amin is the principal beneficial owner of The WindAcre Partnership LLC and the only beneficial owner holding more than 5% (“Mr. Amin”). Mr. Amin is the managing member of WindAcre and therefore might be deemed to have beneficial ownership of the shares of Class A Common Stock to be purchased by the Master Fund. The principal business address of each this shareholder is Elian Fiduciary Services (Cayman) LTD, 190 Elgin Avenue, George Town, Grand Cayman KY1-9007, Cayman Islands.

(7)
Consists of (i) 6,383,143 shares of Class A Common Stock and 5,140,000 Warrants to purchase Class A Common Stock owned of record by the Sponsor and (ii) 950,000 shares of Class A Common Stock owned by CC, for which Mr. Chu is deemed to have beneficial ownership.

(8)
Mr. Hinkle is a Managing Director of Insight Partners, an affiliate of the Insight Shareholders described in footnote 3. Mr. Hinkle does not hold voting or dispositive power over the shares held of record by the Insight Shareholders. See footnote 3 for more information regarding the Insight Shareholders.